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                                                                   EXHIBIT 10.13
February 26, 1999

Mr. Jack N. Hayden
2608 Ocean Boulevard
Corona Del Mar,
California 92625

Dear Jack:

We are pleased that you have decided not to terminate your employment with TSC and to resume your full-time employment effective April 1, 1999, pursuant to the terms set forth below.

Your employment with TSC will continue to be governed by the letter of understanding of August 5, 1998, until April 1, 1999. On that date you will resume full-time employment pursuant to the terms of your January 19, 1996 employment agreement, subject to the following amendments: (a) your new position, which reports directly to me, shall be Group President; and, (b) your new base salary shall be $480 thousand per annum.

In consideration for your agreement to resume full-time employment in your new role, TSC agrees to pay you a bonus of $460 thousand which shall not be grossed up for taxes. Additionally, TSC agrees to guarantee you a bonus for calendar year 1999 of at least $200 thousand. While the options you were previously granted shall remain in full force pursuant to the terms thereof, TSC agrees to grant you 150 thousand new options, subject to the approval of the Compensation Committee of the Board, pursuant to the company's current option agreement for existing employees.

I am very enthused about your decision to resume full-time employment with the company in your new role.

If you are in agreement with the terms of this letter and the accompanying agreement please execute them both and fax them to me at 312 228-4556. Following the execution of the faxes it is our intention to exchange hard copies for signature.

Very truly yours,                                      Concurrence

/s/ JOHN T. KOHLER                                 /s/ JACK N. HAYDEN
    John T. Kohler                                     Jack N. Hayden
President and Chief Executive Officer